Exhibit 10.2

Executive Perquisites “Flexperq”  Program

Three Tier approach:	CEO
Executive Officers
Other designated Officers and Executives

Tier	Eligible Participants	Allowance

CEO	Wood	$75,000

Executive Officer	McDaniel, Meadows-Smith, Osar, Schefsky, Yeaw	$32,000

Other designated Officers and Executives	Mahoney, Shainman, Weiner, Wisnefsky Donahue, Mann, Noonan, Wedinger, Yoder	$16,000

Plan Description:

Chemtura shall pay to the executive an annual perquisite allowance equal to the above allowance to be used towards the purchase or lease of an automobile (and any maintenance or other associated costs), to pay for or maintain the Executive’s country club membership and to pay for tax and financial planning services, as examples.  For the avoidance of doubt, these amounts will not be grossed-up for taxes.

The perquisite amount shall be paid out in equal amounts at each pay period throughout the year.  This amount shall be subject to income taxes and appropriate taxes will be withheld.  To the extent that any executives currently have company provided leased cars, those lease payments shall be subtracted from the actual amount paid to the executive.  At the termination of the current lease agreement, the company will no longer provide a car lease, and the executive will be free to secure a car lease or other arrangement of their choice.  The executive physical and excess liability insurance will be required options and the cost of these items will be in addition to the amounts paid to the executives.

The executive may spend additional amounts for perquisites as they choose.  Chemtura’s contribution will be limited to the above amounts.  The executive may retain any amounts above the cost of perquisites for their own purposes.  For proxy reporting purposes and to monitor the appropriateness of the allowances, executives will be asked to provide an accounting of their spending on the perquisite allowance.